Exhibit 99.1

CSX CORPORATION ANNOUNCES SLATE OF DIRECTORS

FOR 2011 ANNUAL MEETING

JACKSONVILLE, March 9, 2011 – CSX Corporation today announced the names of the directors to be nominated for election at its 2011 Annual Meeting of Shareholders and said the size of the Board will be increased to 13 members. CSX reported that one current director will not stand for re-election and that two new candidates will be included in the slate.

Alexandre Behring has informed the Company that he does not intend to stand for re-election to the Board of Directors at the upcoming meeting on May 4, 2011. Mr. Behring, Managing Director of 3G Capital, said his decision was a consequence of the increased demands on his time associated with 3G Capital’s recent acquisition of Burger King Holdings.

Michael J. Ward, Chairman, President and Chief Executive Officer of CSX, stated, “Personally and on behalf of the Company, I would like to thank Alex for his many contributions to the CSX Board of Directors. His perspective will be missed, and we wish him the best as he focuses on this new business.”

Behring said, “I am confident that CSX and its employees will continue to implement the Company’s strategy successfully, to create shareholder value and to benefit the economy through the provision of essential transportation services. I have valued the experience and collaboration of this management team and Board.”

CSX also announced that two new candidates will be included in the slate of directors – former Congressman J.C. Watts, Jr. and J. Steven Whisler. Watts, 53, is the Chairman and founder of J.C. Watts Companies, LLC and Watts Partners, a public affairs and corporate consulting business. He served in the U.S. House of Representatives from 1995 until 2003. Watts currently serves as a director on the board of Dillard’s, Inc. Whisler, 56, is the retired Chairman and Chief Executive Officer of Phelps Dodge Corporation. He currently serves on the board of directors of Brunswick Corporation, International Paper Co. and US Airways Group, Inc.

The other candidates for the Board of Directors will include current directors: Donna M. Alvarado, John B. Breaux, Pamela L. Carter, Steven T. Halverson, Edward J. Kelly, III, Gilbert H. Lamphere, John D. McPherson, Timothy T. O’Toole, David M. Ratcliffe, Donald J. Shepard and Michael J. Ward.

CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company’s web site, www.csx.com.